EXHIBIT 99.1

CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

November 3, 2011

Snyder’s-Lance Reports Results for Third Quarter 2011

•	Reports branded growth of 5.6% on a pro forma basis excluding the impact of route conversion

•	Reports 2011 third quarter earnings per diluted share of $0.16 excluding special items and $0.13 including special items

•	Reports integration efforts are on track

•	Completes previously announced acquisition of George Greer Co., Inc.

•	Declares quarterly dividend of $0.16 per share on common stock

Charlotte, NC, – November 3, 2011 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its third quarter of 2011. Net revenue for the third quarter ended October 1, 2011, was $422 million, an increase of 77% over prior year net revenue of $238 million that was reported by Lance, Inc. (“Lance”) prior to the merger with Snyder’s of Hanover, Inc. (“Merger”) completed on December 6, 2010. This growth was primarily a result of incremental net revenue resulting from the Merger. In the third quarter of 2011, the Company realized net income excluding special items of $10.7 million, or $0.16 per diluted share, as compared to third quarter 2010 net income excluding special items of $12.1 million, or $0.37 per diluted share that was reported by the Company prior to the Merger. The Company reported net income including special items of $8.8 million for the third quarter of 2011 compared to net income including special items of $10.2 million for the third quarter of 2010. Special items for the third quarter of 2011 totaled $1.9 million after taxes, including approximately $0.3 million of gains on the sale of routes businesses associated with the DSD independent business operator conversion and approximately $2.2 million of severance charges and professional fees related to the Merger and other integration efforts. Special items for the third quarter of 2010 consisted of after-tax expenses of $1.9 million associated with the Merger.

Comments from Management

“I’m very pleased with the progress we are making on our merger integration efforts and I am also quite happy with our top line performance,” commented David V. Singer, Chief Executive Officer. “Our branded products net sales grew 5.6% on a pro forma basis excluding the impact of route conversion, which was exceptional in light of the significant efforts involved in route integration. This growth was primarily driven by solid performance in Snyder’s of Hanover pretzels, Lance sandwich crackers and Cape Cod kettle chips. On a pro forma basis, net revenues in our non-branded products grew by 5.6%. Our third quarter profit margin was negatively impacted by several factors, including higher commodity costs not fully covered by pricing on our non-branded products and increased investments the Company is making to drive accelerated top line growth and wider profit margins once the integration is behind us. By the end of third quarter we had executed sufficient price increases for private brands to recover the current level of commodity costs.”

Mr. Singer continued, “Our merger integration efforts are on track to be completed by mid-year 2012. The largest of these, the integration of our direct store delivery systems (DSD), continues to go well with strong commitments from our current associates to participate in the new Independent Business Operator model for DSD. The synergies from the route integration and conversion to the new system should begin to favorably impact our profit margin as we move into the fourth quarter and will accelerate as we move through the first half of 2012. Once the integration is behind us, we will be well positioned to deliver accelerated sales growth and wider profit margins. During the third quarter, the Company also completed the acquisition of George Greer Co., Inc. as previously announced. Everyone at Snyder’s-Lance is focused on completing the work of integration in all areas of our company, while managing our day to day business. I’m very proud of our associates and look forward to our continued success.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 22, 2011 to stockholders of record at the close of business on November 14, 2011.

Estimates for 2011

Full year 2011 earnings per share (EPS), excluding special items, are expected to be at the lower end of our previously announced range of $0.75 to $0.90 on a fully diluted basis, and net revenue is expected to be between $1.59 billion and $1.63 billion for the full year 2011. We also expect capital expenditures to be in a $55 million to $60 million range for the year, somewhat lower than our previous estimate.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Thursday, November 3, 2011 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on November 3rd and midnight on November 10th. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 21117221. Investors may also access a web-based replay of the conference call at Snyder’s-Lance’s web site, www.lanceinc.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder’s-Lance, Inc.’s website, www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Snyder’s-Lance’s Investor Relations home page.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE), headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance, Inc. has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Tom’s, Jays, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; business disruption from merger integration and conversion of our distribution network to independent operators, including failure to realize anticipated synergies in a timely manner or the loss of key personnel; failure to maintain proper and effective internal controls; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; disruptions to our supply chain or information technology systems; changes in consumer preferences; inability to maintain existing markets or expand to other geographic markets; potential threats to trademarks and other proprietary intellectual rights; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters and Nine Months Ended October 1, 2011 and September 25, 2010

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 1, 2011	September 25, 2010*	October 1, 2011	September 25, 2010*

Net revenue	$421,897	$237,683	$1,222,909	$694,717
Cost of sales	280,892	143,062	797,095	418,786

Gross margin	141,005	94,621	425,814	275,931

Selling, general and administrative	126,816	78,416	384,856	236,517
Other (income)/expense, net	(4,241)	221	5,942	4,006

Income before interest and income taxes	18,430	15,984	35,016	35,408

Interest expense, net	3,037	841	8,064	2,563

Income before income taxes	15,393	15,143	26,952	32,845

Income tax expense	6,608	4,958	10,830	10,940

Net income	8,785	10,185	16,122	21,905

Net loss/(income) attributable to noncontrolling interests	45	—	(291)	—

Net income attributable to Snyder’s-Lance, Inc.	$8,830	$10,185	$15,831	$21,905

Basic earnings per share	$0.13	$0.32	$0.24	$0.69
Weighted average shares outstanding – basic	67,706	32,140	67,268	31,962

Diluted earnings per share	$0.13	$0.31	$0.23	$0.67
Weighted average shares outstanding – diluted	68,787	32,672	68,324	32,462

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

*	Quarter and Nine Months Ended September 25, 2010 amounts have been revised to reflect the change in accounting for inventory.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of October 1, 2011 (Unaudited) and January 1, 2011

(in thousands, except share data)

	October 1, 2011	January 1, 2011
ASSETS

Current assets:
Cash and cash equivalents	$15,056	$27,877
Accounts receivable, net of allowances of $2,358 and $2,899, respectively	161,275	128,556
Inventories	116,103	96,936
Income tax receivable	24,012	29,304
Deferred income taxes	15,151	14,346
Assets held for sale	32,187	385
Prepaid expenses and other current assets	18,684	26,363

Total current assets	382,468	323,767

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $325,049 and $299,877, respectively	326,053	336,673
Goodwill, net	378,300	376,281
Other intangible assets, net	393,554	407,579
Other noncurrent assets	19,749	18,056

Total assets	$1,500,124	$1,462,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$64,927	$39,938
Accrued compensation	39,457	31,564
Other payables and accrued liabilities	71,080	64,000
Current portion of long-term debt	58,847	57,767

Total current liabilities	234,311	193,269

Noncurrent liabilities:
Long-term debt	224,012	227,462
Deferred income taxes	194,844	180,812
Other noncurrent liabilities	23,196	24,198

Total liabilities	676,363	625,741

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 67,777,625 and 66,336,807 shares outstanding, respectively	56,479	55,278
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	729,658	722,007
Retained earnings	23,958	40,199
Accumulated other comprehensive income	11,378	15,104

Total Snyder’s-Lance, Inc. stockholders’ equity	821,473	832,588
Noncontrolling interests	2,288	4,027

Total stockholders’ equity	823,761	836,615

Total liabilities and stockholders’ equity	$1,500,124	$1,462,356

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended October 1, 2011 and September 25, 2010

(in thousands)

	Nine Months Ended
	October 1, 2011	September 25, 2010*

Operating activities
Net income	$16,122	$21,905
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41,965	28,629
Stock-based compensation expense	1,761	5,635
(Gain)/Loss on sale of fixed and intangible assets	(3,856)	214
Impairment of fixed assets	10,119	584
Changes in operating assets and liabilities, excluding business acquisitions	6,679	(4,977)

Net cash provided by operating activities	72,790	51,990

Investing activities
Purchases of fixed assets	(43,359)	(21,163)
Purchases of route businesses	(19,689)	—
Proceeds from sale of fixed assets	2,701	2,232
Proceeds from sale of route businesses	19,595	—
Proceeds from sale of investments	960	—
Business acquisitions, net of cash acquired	(15,394)	—

Net cash used in investing activities	(55,186)	(18,931)

Financing activities
Dividends paid to stockholders	(32,071)	(15,510)
Dividends paid to noncontrolling interests	(281)	—
Acquisition of additional interest in Melisi Snacks, Inc.	(3,500)	—
Issuances of common stock	8,248	2,551
Repurchases of common stock	—	(4,668)
Net repayments of existing credit facilities	(2,547)	(7,000)

Net cash used in financing activities	(30,151)	(24,627)

Effect of exchange rate changes on cash	(274)	190

(Decrease)/Increase in cash and cash equivalents	(12,821)	8,622
Cash and cash equivalents at beginning of period	27,877	5,418

Cash and cash equivalents at end of period	$15,056	$14,040

Supplemental information:
Cash (received)/paid for income taxes, net of refunds of $7,251 and $23, respectively	$(5,699)	$7,042
Cash paid for interest	$7,191	$2,552

*	Nine Months Ended September 25, 2010 amounts have been revised to reflect the change in accounting for inventory.

Reconciliation of Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Net of Tax	Per Diluted Share
Quarter Ended October 1, 2011
Net income attributable to Snyder’s-Lance, Inc.	$8,830	$0.13

Gain on sale of route businesses	(357)	(0.01)
Other merger-related costs – severance and professional fees	2,224	0.04

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$10,697	$0.16

Quarter Ended September 25, 2010
Net income attributable to Snyder’s-Lance, Inc.	$10,185	$0.31

Merger and acquisition activity	1,959	0.06

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$12,144	$0.37

Nine Months Ended October 1, 2011
Net income attributable to Snyder’s-Lance, Inc.	$15,831	$0.23

Impairment of route trucks	6,481	0.09
Gain on sale of route businesses	(357)	(0.01)
Other merger-related costs – severance and professional fees	11,699	0.18

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$33,654	$0.49

Nine Months Ended September 25, 2010
Net income attributable to Snyder’s-Lance, Inc.	$21,905	$0.67

Employee termination costs from workforce reduction	1,958	0.07
Merger and acquisition activity	2,167	0.06
Unsuccessful bid for targeted acquisition	1,930	0.06

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$27,960	$0.86